Exhibit 99.1

NEWS BULLETIN
          FROM :

RE:	DDi Corp. 1220 Simon Circle

          Anaheim, CA 92806

          NasdaqNM: DDIC

For Further Information:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Mikel Williams	Jill Fukuhara Peters	Lasse Glassen
Chief Financial Officer	Investor/Analyst Information	General
Information
(714) 688-7200	(310) 854-8312	(310) 854-8313
jspeters@financialrelationsboard.com
lglassen@financialrelationsboard.com

FOR IMMEDIATE RELEASE
June 2, 2005

DDI CORP. ENTERS INTO STANDBY PURCHASE AGREEMENT
TO SELL COMMON STOCK
TO BACKSTOP RIGHTS OFFERING

ANAHEIM, CA, June 2, 2005 – DDi Corp. (NasdaqNM: DDIC) (the “Company”), a leading provider of technologically advanced engineering and manufacturing services, announced today that it entered into a standby purchase agreement with certain investors to sell up to $75 million of its common stock in a transaction exempt from the registration requirements of the Securities Act of 1933 to fully backstop the Company’s $75 million rights offering to its common shareholders described in the Company’s registration statement (File No. 333-125345) filed with the Securities and Exchange Commission on May 27, 2005. The Company intends to use the net proceeds of this private offering and the rights offering to (i) make dividend payments on, repay, repurchase or redeem a portion of the outstanding shares of its Series B Preferred Stock (approximately $45 million); (ii) repay in full its senior accreting notes (approximately $18.4 million); and (iii) provide additional working capital for the Company’s business.

The common stock to be sold by the Company pursuant to the purchase agreement has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such common stock and is issued pursuant to Rule 135c under the Securities Act of 1933.